Exhibit 99.1

American Spectrum Realty Reports Decreased Corporate Overhead in Third Quarter

HOUSTON--(BUSINESS WIRE)--November 15, 2012--American Spectrum Realty, Inc. (NYSE MKT:AQQ) (“the Company”), a real estate investment, management and leasing company headquartered in Houston, Texas, announced today its results for the quarter ended September 30, 2012.

Corporate general and administrative expense decreased by approximately $1.0 million for the third quarter of 2012 when compared to the third quarter of 2011. The decrease was primarily attributable to a reduction in personnel costs and professional fees through streamlined operations. During the third quarter of 2012, the Company initiated a plan to relocate its accounting department from Irvine, California to Houston, Texas, thereby reducing annual costs by approximately $0.5 million. This restructuring has allowed the company to reduce redundancy between its two corporate office locations and provide more efficient service to third-party management clients.

Rental revenue decreased by approximately $0.7 million for the third quarter of 2012 in comparison to the third quarter of 2011. This decrease was primarily due to the deconsolidation of VIE’s during 2011 which accounted for approximately $1.4 million of the decrease. Rental revenue for properties consolidated for the full three months ended September 30, 2012 and 2011 increased by approximately $0.7 million. This increase was attributable to an increase in rental revenue for our owned properties of $0.1 million and our VIE properties of $0.6 million. The increases were primarily attributable to occupancy fluctuations. As of September 30, 2012, the weighted average occupancy of our owned properties and our VIE properties was 83% and 89%, respectively.

Net loss attributable to common stockholders decreased by $1.9 million for the third quarter of 2012 in comparison to the third quarter of 2011. Net loss attributable to common stockholders for the third quarter of 2012 was $1.3 million, or $0.35 per share, compared to a net loss of $3.2 million, or $1.05 per share for the third quarter of 2011.

The Company’s Funds From Operations (FFO), a widely accepted supplemental measure of REIT performance established by the National Association of Real Estate Investment Trusts, was approximately $(1.8) million for the nine months ended September 30, 2012 compared to approximately $2.1 million for the nine months ended September 30, 2011. The Company’s business is the ownership, operation and management of real estate. It believes that FFO is helpful to investors when measuring operating performance because it excludes various items that are considered in the determination of net income or loss that do not relate to or are not indicative of operating performance, such as gains or losses from sales of operating properties and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. The following table reflects the reconciliation of FFO to net income (loss) attributable to the Company, the most directly comparable Generally Accepted Accounting Principles measure, for the nine months ended September 30, 2012 and 2011 (in thousands):

	Nine Months Ended
	September 30,
	2012	2011
Net (loss) income attributable to the Company	$(846)	$4,232
Depreciation and amortization from discontinued operations	1,680	5,207
Gain on disposition of discontinued operations	(6,178)	(15,969)
Deferred income tax (benefit) expense	(435)	3,125
Depreciation and amortization attributable to the Company’s owned properties	3,956	5,531
FFO	$(1,823)	$2,126

American Spectrum Realty, Inc. is a real estate investment company that owns, through its operating partnership, interest in office, industrial, self-storage, retail properties, and multi-family properties throughout the United States. The company has been publicly traded since 2001. American Spectrum Management Group, Inc. is a wholly-owned subsidiary of the Company that manages and leases all properties owned by American Spectrum Realty, Inc. as well as third-party clients.

ASMG provides first-class management and leasing services for office, industrial, retail, self-storage, student housing and multi-family properties, totaling over 10 million square feet in multiple states. For more information, please visit www.asrmanagement.com or call 713-706-6200.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

AMERICAN SPECTRUM REALTY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

REVENUES:
Rental revenue	$13,256	$13,941	$39,777	$44,044
Third party management and leasing revenue	889	1,079	2,511	3,593
Interest income	38	73	124	272
Total revenues	14,183	15,093	42,412	47,909

EXPENSES:
Property operating expense	4,670	4,686	12,488	14,953
Corporate general and administrative	2,571	3,583	8,245	8,524
Depreciation and amortization	5,397	6,929	15,572	19,282
Interest expense	5,145	4,844	15,844	16,816
Impairment expense	104	3,450	585	3,600
Total expenses	17,887	23,492	52,734	63,175

OTHER INCOME:
Gain on litigation settlement	-	-	-	4,170
Other income	876	-	726	623
Total other income	876	-	726	4,793

Loss from continuing operation before deferred income tax	(2,828)	(8,399)	(9,596)	(10,473)

Deferred income tax benefit	534	1,584	2,363	1,228

Loss from continuing operations	(2,294)	(6,815)	(7,233)	(9,245)

Discontinued operations:
Loss from operations	(389)	(1,637)	(2,051)	(7,366)
Gain on disposition of discontinued operations	7	380	7,549	24,011
Income tax benefit/(expense)	142	322	(1,928)	(4,353)
(Loss)/income from discontinued operations	(240)	(935)	3,570	12,292

Net (loss)/income, including non-controlling interests	(2,534)	(7,750)	(3,663)	3,047

Plus: Net loss attributable to non-controlling interests	1,289	4,587	2,817	1,185

Net (loss)/income attributable to American Spectrum Realty, Inc.	(1,245)	(3,163)	(846)	4,232

Less: Preferred stock dividend	(60)	(60)	(180)	(180)

Net (loss)/income attributable to American Spectrum Realty, Inc. common stockholders	$(1,305)	$(3,223)	$(1,026)	$4,052

Basic and diluted per share data:
Loss from continuing operations attributable to American Spectrum Realty, Inc.
common stockholders	(0.29)	(0.88)	(1.19)	$(0.77)
(Loss)/income from discontinued operations attributable to American Spectrum Realty, Inc.	(0.06)	(0.17)	0.95	2.19
Net (loss)/income attributable to American Spectrum Realty, Inc. common stockholders	(0.35)	$(1.05)	(0.24)	$1.42

Basic and diluted weighted average shares used	3,566,782	2,996,914	3,569,783	2,974,070

Amounts attributable to American Spectrum Realty, Inc. common stockholders:
Loss from continuing operations	$(1,090)	$(2,721)	$(4,417)	$(2,455)
(Loss)/income from discontinuing operations	$(215)	$(502)	$3,391	$6,507
Net (loss)/income	$(1,305)	$(3,223)	$(1,026)	$4,052

CONTACT:
American Spectrum Realty, Inc.
William J. Carden, 713-706-6200
Chairman, President and CEO